Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Announces Third Fiscal Quarter Earnings

•	Net Income of $6.21 Million and EPS of $0.74
•	PPP Loan Originations of $123 million
•	Return on Average Assets of 1.70%
•	Return on Average Equity of 13.83%
•	Announces $0.20 Quarterly Cash Dividend

HOQUIAM, WA – July 28, 2020 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $6.21 million for the quarter ended June 30, 2020 compared to $5.05 million for the preceding quarter and $5.96 million for the comparable quarter one year ago.  Earnings per diluted common share (“EPS”) were $0.74 for the current quarter compared to $0.60 for the preceding quarter and $0.70 for the comparable quarter one year ago.  Net income for the quarters ended June 30, 2020 and March 31, 2020 was reduced by provisions to the loan loss reserve of $1.00 million and $2.00 million, respectively, due to economic uncertainties associated with the COVID-19 pandemic.

For the first nine months of fiscal 2020, Timberland earned $17.91 million, or $2.12 per diluted common share, compared to net income of $17.69 million, or $2.09 per diluted common share, for the first nine months of fiscal 2019.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.20 per common share payable on August 28, 2020, to shareholders of record August 14, 2020.

“Timberland generated strong fiscal third quarter financial results in the midst of a decidedly unsettled economic environment,” commented Michael Sand, President and CEO.  “Uncharacteristically, deposits grew nearly $193 million during the quarter and Timberland’s active involvement in the Small Business Administration’s Paycheck Protection Program (“PPP”) elevated the quarter’s loan originations to a record $250 million.  Increased deposit inflows combined with yet unspent PPP loan proceeds temporarily persisting in our deposit base created excess liquidity precisely at a time when attractive, short term, investment alternatives were, and remain, particularly scarce.  As a result, we will take a measured approach to investing a significant portion of this excess liquidity until the durability of these deposits and the direction of the economy become more certain.”

“We remain committed to assisting our borrowers who have been affected by COVID related declines in business revenues,” Sand continued.  “We have offered assistance with payment deferrals and interest-only payment options since late March and have provided loan accommodations on 184 loans to commercial customers with balances totaling $128.7 million.  Our standard accommodation is a 90-day deferral with payments fully deferred or with interest scheduled for payment monthly.  Of these 184 loans, 137 were scheduled to resume payments on, or before, July 1, 2020.  As of July 23rd, payments were made on 127 (or 93%) of these 137 loans, including five that were paid in full.  We have 47 loans scheduled for payment resumption during the next two months.  The COVID related deferrals of consumer and residential mortgage loans have been modest by number with 25 loans totaling $7.1 million being placed temporarily in deferral status.  We will continue to monitor our loan portfolio diligently in light of the significant impact the Coronavirus could have on borrowers in the months to come.”

“A major concern of ours remains the health and safety of our customers and employees,” said Sand.  “We implemented several new COVID-19 protocols to assist and protect our employees and customers. We have taken a patient approach to reopening branches following the termination of the State of Washington’s Stay Home, Stay Healthy order, which was lifted May 31, 2020.  Near normal branch operations have resumed in our Grays Harbor and Lewis county branches, while lobby access is by appointment only in our Thurston, Pierce, King and Kitsap county branches.  We continue to provide drive-up services, ATM machines, mobile banking and call center operations with every effort being made to maintain the high level of service our customers are accustomed to receiving.”

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

On March 16, 2020, Timberland made the decision to temporarily suspend all stock buyback activity. From January 1 - March 16, 2020, Timberland had repurchased 56,601 shares of its stock.

Third Fiscal Quarter 2020 Earnings and Balance Sheet Highlights (at or for the period ended June 30, 2020, compared to March 31, 2020, or June 30, 2019):

   Earnings Highlights:
•
Net income for the first nine months of fiscal 2020 was $17.91 million compared to $17.69 million for the first nine months of fiscal 2019; EPS was $2.12 for the first nine months of fiscal 2020 compared to $2.09 for the first nine months of fiscal 2019;

•
Net income was $6.21 million for the current quarter compared to $5.05 million for the preceding quarter and $5.96 million for the comparable quarter one year ago;  EPS was $0.74 for the current quarter compared to $0.60 for the preceding quarter and $0.70 for the comparable quarter one year ago;

•	Return on average equity and return on average assets for the current quarter were 13.83% and 1.70%, respectively;
•	Net interest margin was 3.63% for the current quarter compared to 4.27% for the preceding quarter and 4.49% for the comparable quarter one year ago; and
•	Efficiency ratio improved to 49.96% for the current quarter from 54.43% for the comparable quarter one year ago and 50.04% for the preceding quarter.

   Balance Sheet Highlights:
•	Total assets increased 22% year-over-year and 15% from the prior quarter;
•	Total deposits increased 23% year-over-year and 17% from the prior quarter;
•	Net loans receivable increased 16% year-over-year and 12% from the prior quarter; and
•	Book and tangible book (non-GAAP) values per common share increased to $22.00 and $19.97, respectively, at June 30, 2020.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities, gains on sale of investment securities and BOLI death benefit claims) increased 6% to $17.33 million from $16.37 million for the comparable quarter one year ago and increased 5% from $16.56 million for the preceding quarter.  Operating revenue increased 7% to $50.72 million for the first nine months of fiscal 2020 from $47.61 million for the comparable period one year ago.

Net interest income decreased 3% to $12.48 million for the current quarter from $12.88 million from the preceding quarter and decreased 4% from $12.94 million for the comparable quarter one year ago.  Timberland’s net interest margin (“NIM”) for the current quarter was 3.63% compared to 4.27% for the preceding quarter and 4.49% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately ten basis points due to the accretion of $170,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $177,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately 15 basis points due to the accretion of $107,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $320,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately six basis points due to the accretion of $69,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $88,000 of non-accrual interest.

The NIM compression during the current quarter was primarily due to decreased market interest rates, increased levels of liquidity and PPP loans.  In March 2020, the Federal Reserve reduced the targeted federal funds interest rate by 150 basis points in response to the COVID-19 pandemic.  Timberland’s liquid funds also increased during the quarter as average interest- earning deposits in banks and CDs increased by $74.22 million, or 36%, to $278.16 million for the quarter ended June 30, 2020 from $203.94 million for the quarter ended March 31, 2020.  Timberland also originated $122.58 million in PPP loans during the current quarter at the Program’s prescribed 1.00% interest rate.  PPP loans are subject to loan origination fees which are accreted into interest income over the life of each loan.  During the quarter ended June 30, 2020, Timberland recorded $240,000 in interest income on PPP loans and accreted $443,000 in PPP loan origination fees into income.  At June 30, 2020, Timberland had $4.02 million in PPP deferred loan origination fees remaining, which will be accreted into interest income over the remaining life of the loans.

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

Net interest income increased 1% to $38.36 million for the first nine months of fiscal 2020 from $38.01 million for the first nine months of fiscal 2019.  Timberland’s NIM for the first nine months of fiscal 2020 was 4.08% compared to 4.49% for the first nine months of fiscal 2019.

A $1.00 million provision for loan losses was made during the current quarter compared to a $2.00 million provision for loan losses for the preceding quarter and no provision for loan losses for the comparable quarter one year ago.  The current quarter’s provision was due to continued economic uncertainties associated with the COVID-19 pandemic.  As a result of the $1.00 million provision, Timberland’s allowance for loan losses (“ALL”) increased 8% to $12.89 million at June 30, 2020 from $11.89 million at March 31, 2020.

Non-interest income increased 37% to $4.86 million for the current quarter from $3.54 million for the comparable quarter one year ago and increased 32% from $3.68 million for the preceding quarter.  The increase in non-interest income compared to the preceding quarter was primarily due to a $1.40 million increase in gain on sale of loans and smaller increases in several other categories.  These increases were partially offset by a $220,000 decrease in service charges on deposits and smaller decreases in several other categories.  The increase in gain on sale of loans was primarily due to an increase in the dollar amount of fixed rate one- to four-family loans sold during the current quarter and an increase in the pricing margin.  The increased mortgage banking volumes were largely due to increased refinance activity for single family homes due to lower mortgage interest rates.  The decrease in service charges on deposits was primarily due to a decrease in overdraft fee income.  Also impacting the non-interest income total for current quarter was a $200,000 recovery on a previously charged-off receivable acquired in the South Sound Acquisition.  This recovery is recorded in the “Other” non-interest income category for the current quarter.  Fiscal year-to-date non-interest income increased 16% to $12.47 million from $10.74 million for the first nine months of fiscal 2019.  The fiscal year-to-date increase was primarily due to increased gain on sale of loans, which was partially offset by decreased BOLI income (as a result of a BOLI death benefit claim in the prior fiscal year).

Total operating expenses for the current quarter decreased 3% to $8.66 million from $8.97 million for the comparable quarter one year ago and increased 5% from $8.29 million for the preceding quarter.  The increase in operating expenses compared to the preceding quarter was primarily due to a $143,000 increase in FDIC insurance expense, a $134,000 increase in premises and equipment expense, and smaller increases in several other categories.  The increase in FDIC insurance expense was primarily a result of the Company’s FDIC insurance credit being fully expended in prior quarters.  The increase in premises and equipment expense was primarily due to expenses associated with the relocation of Company’s Data Center and other COVID-19 pandemic related expenses.  The efficiency ratio for the current quarter improved to 49.96% from 54.43% for the comparable quarter one year ago and 50.04% for the preceding quarter.  Fiscal year-to-date operating expenses decreased 6% to $25.32 million from $26.81 million for the first nine months of fiscal 2019.  The fiscal year-to-date decrease in operating expenses was primarily due to a $965,000 decrease in data processing and telecommunication expense and smaller decreases in several other categories.  Data processing and telecommunication expense was higher in the prior fiscal year primarily due to expenses associated with the Company’s core operating system conversions.  The efficiency ratio for the first nine months of fiscal 2020 improved to 49.81% from 54.98% for the first nine months of fiscal 2019.

The provision for income taxes for the current quarter increased $238,000 to $1.46 million from $1.23 million for the preceding quarter, primarily due to higher income before income taxes.  Timberland’s effective income tax rate was 19.1% for the quarter ended June 30, 2020, compared to 19.5% for the quarter ended March 31, 2020.  The fiscal year-to-date provision for income taxes increased $142,000 to $4.40 million for the first nine months of fiscal 2020 from $4.26 million for the first nine months of fiscal 2019.  Timberland’s effective income tax rate for the nine months ended June 30, 2020 was 19.7% compared to 19.4% for the nine months ended June 30, 2019.

Balance Sheet Management

Total assets increased $274.33 million, or 22%, to $1.52 billion at June 30, 2020 from $1.25 billion one year ago and increased $198.54 million, or 15%, from $1.32 billion at March 31, 2020.  The quarterly increase in asset size was primarily due to increases in net loans receivable and total cash and cash equivalents.  The increase in total assets was funded primarily by an increase in total deposits.

Loans
Net loans receivable increased $138.78 million, or 16%, to $1.01 billion at June 30, 2020 from $873.98 million one year ago and increased $105.10 million, or 12%, from $907.66 million at March 31, 2020.  The increase during the current quarter was primarily due to $122.58 million in PPP loans that were added to the portfolio, an $11.18 million increase in commercial real

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

estate loans, and a $2.49 million increase in construction loans.  These increases were partially offset by a $10.31 million increase in the undisbursed portion of construction loans in process, a $4.77 million decrease in one- to four-family mortgage loans, a $4.57 million decrease in home equity and second mortgage loans, a $4.03 million increase in deferred loan origination fees, a $2.32 million decrease in land loans, and smaller decreases in several other loan categories.

Loan Portfolio
($ in thousands)
	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$120,514	11%	$125,285	13%	$129,050	13%
Multi-family	79,468	7	81,298	8	70,374	7
Commercial	455,454	40	444,276	44	418,778	43
Construction - custom and
owner/builder	134,709	12	119,175	12	130,516	13
Construction - speculative one-to four-family	12,136	1	14,679	1	18,165	2
Construction - commercial	33,166	3	37,446	4	41,805	4
Construction - multi-family	27,449	2	34,026	3	29,400	3
Construction - land
development	6,132	1	5,774	1	3,047	1
Land	27,009	3	29,333	3	26,653	3
Total mortgage loans	896,037	80	891,292	89	867,788	89

Consumer loans:
Home equity and second
mortgage	34,405	3	38,972	4	42,204	4
Other	3,552	--	3,829	--	4,450	1
Total consumer loans	37,957	3	42,801	4	46,654	5

Commercial loans
Commercial business loans	71,586	6	73,622	7	65,185	6
SBA PPP loans	122,581	11	--	--	--	--
Total commercial loans	194,167	17	73,622	7	65,185	6
Total loans	1,128,161	100%	1,007,715	100%	979,627	100%
Less:
Undisbursed portion of
construction loans in
process	(95,785)		(85,474)		(93,176)
Deferred loan origination
fees	(6,723)		(2,694)		(2,838)
Allowance for loan losses	(12,894)		(11,890)		(9,631)
Total loans receivable, net	$1,012,759		$907,657		$873,982
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $9,837, $5,798 and $3,338 at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

The following table highlights eight commercial real estate (“CRE”) segments generally presumed to have the potential to be more adversely affected by work at home and COVID related social distancing practices than other segments of the loan portfolio.

CRE Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Office buildings	$78,967	17%	7%
Medical/dental offices	53,375	12	5
Other retail buildings	41,535	9	4
Hotels/motels	28,551	6	2
Restaurants	26,023	6	2
Nursing homes	19,295	4	2
Shopping centers	14,542	3	1
Churches	11,830	3	1
Additional CRE	181,336	40	16
Total CRE	$455,454	100%	40%

Within Timberland’s commercial business loan portfolio (non-CRE) resides a segment of restaurant loans totaling $19.35 million in outstanding balances at June 30, 2020.  As additional security for these loans, Timberland holds cash collateral of 25% of the segment’s associated outstanding loan balances.  Unless prior arrangements are made, and Timberland consents, loans falling more than four weeks delinquent are eligible for purchase from Timberland’s portfolio in accordance with a Marketing and Servicing Agreement in existence since March 6, 2014.  As an accommodation, Timberland has agreed to temporarily extend the purchase requirement to 12 weeks before a purchase is required from the portfolio.  An additional fourteen commercial business loans with aggregate balances of $2.73 million support restaurants and coffee stand operations and eight of these loans, with balances totaling $2.38 million, are associated with U.S. Small Business Administration (“SBA”) guarantees.

Timberland originated $250.01 million in loans during the quarter ended June 30, 2020, compared to $83.30 million for the comparable quarter one year ago and $100.47 million for the preceding quarter.  The increase in loan production for the current quarter was primarily due to PPP loan originations ($122.58 million) and an increase in the origination of loans to refinance one-to four-family residential properties.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans and SBA loans totaling $52.08 million were sold compared to $19.91 million for the comparable quarter one year ago and $27.49 million for the preceding quarter.  The increase in loan sales during the current quarter was primarily a result of increased refinance activity for one- to four-family loans due to the decrease in mortgage interest rates.

Timberland’s investment securities and CDs held for investment decreased $16.01 million, or 10%, to $145.57 million at June 30, 2020, from $161.58 million at March 31, 2020.  The decrease was primarily due to CDs and investment securities that matured during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 28.9% of total liabilities at June 30, 2020, compared to 25.6% at March 31, 2020, and 23.6% one year ago.

Deposits
Total deposits increased $192.89 million, or 17%, during the current quarter to $1.32 billion at June 30, 2020, from $1.13 billion at March 31, 2020.  The quarterly increase consisted of a $110.77 million increase in non-interest-bearing demand account balances, a $44.83 million increase in NOW checking account balances, a $30.32 million increase in savings account balances, and a $16.24 million increase in money market account balances. These increases were partially offset by a $9.28 million decrease in certificates of deposit account balances.  The increase in deposits during the current quarter was primarily due to inflows from PPP loans and government stimulus checks, in addition to organic growth in customer relationships.

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

Deposit Breakdown ($ in thousands)
	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$427,102	32%	$316,328	28%	$287,552	27%
NOW checking	352,999	27	308,165	27	302,390	28
Savings	212,645	16	182,321	16	163,560	15
Money market	150,611	12	133,839	12	146,132	14
Money market – reciprocal	11,257	1	11,794	1	8,708	1
Certificates of deposit under $250	131,980	10	138,906	13	136,693	13
Certificates of deposit $250 and over	31,946	2	31,088	3	26,301	2
Certificates of deposit – brokered	--	--	3,207	--	1,199	--
Total deposits	$1,318,540	100%	$1,125,648	100%	$1,072,535	100%

FHLB Borrowings
Timberland borrowed $10.00 million from the FHLB for asset-liability purposes in March 2020 as long-term borrowing rates dropped to historic lows.  The borrowings are comprised of a $5.00 million five-year borrowing and a $5.00 million seven-year borrowing.  The weighted average interest rate on these borrowings is 1.15%.

Shareholders’ Equity and Capital Ratios
Total shareholders’ equity increased $4.80 million to $182.81 million at June 30, 2020, from $178.01 million at March 31, 2020.  The increase in shareholders’ equity was primarily due to net income of $6.21 million for the quarter, which was partially offset by the payment of $1.66 million in dividends to shareholders.  There were no shares repurchased during the quarter as Timberland temporarily suspended its existing stock repurchase plan on March 16, 2020 as a result of the COVID-19 pandemic.

Timberland remains well capitalized with a total risk-based capital ratio of 20.65% and a Tier 1 leverage capital ratio of 11.55% at June 30, 2020.

Asset Quality and Loan Deferrals

Timberland’s non-performing assets to total assets ratio improved to 0.31% at June 30, 2020 from 0.43% one year ago and 0.38% at March 31, 2020.  There were net recoveries of $4,000 for the current quarter compared to net recoveries of $8,000 for the preceding quarter and net charge-offs of $110,000 for the comparable quarter one year ago.

A $1.00 million provision for loan losses was made during the current quarter due to continued economic uncertainties associated with the COVID-19 pandemic.  On March 24, 2020, Washington State Governor Jay Inslee signed a statewide order requiring residents to stay at home unless involved in an essential activity.  All businesses, except those considered essential were also ordered to close.  As a result of the mandated shutdown, Timberland began working with loan customers on loan deferral and forbearance plans.  Through June 30, 2020, Timberland had made 90-day payment deferrals (with interest continuing to accrue or be paid monthly) for 209 loans with balances aggregating to $135.83 million.  The following table details the COVID-19 loan modifications as of June 30, 2020:

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

COVID-19 Loan Modifications
($ in thousands)

Industry / Collateral Type	Amount	Percent of Total Loans
Retail	$21,648	1.9%
Real estate rental and leasing	21,335	1.9
Medical	19,951	1.8
Other commercial	18,584	1.6
Hotels	18,101	1.6
Construction	16,994	1.5
Restaurants	14,825	1.3
One- to four-family mortgage	2,991	0.3
Industrial	1,033	0.1
Land	361	--
Other consumer	10	--
Total loan modifications	$135,833	12.0%

The ALL as a percentage of loans receivable was 1.26% at June 30, 2020 compared 1.09% one year ago and 1.29% at March 31, 2020.  Even though the total ALL increased during the current quarter, the ALL as a percentage of loans receivable decreased, primarily as a result of adding PPP loans totaling $122.58 million to the loan portfolio.  These PPP loans are 100% SBA guaranteed and, therefore, not factored into the Company’s normal ALL calculation.  The ALL to loans receivable (excluding PPP loans) at June 30, 2020 was 1.43% (non-GAAP).

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $963,000 at June 30, 2020.  The allowance for loan losses to loans receivable (excluding the remaining balance of the loans acquired in the South Sound Acquisition and PPP loans) was 1.55% (non-GAAP) at June 30, 2020.

The following table details the ALL as a percentage of loans receivable:

	June 30,	March 31,	June 30,
	2020	2020	2019
ALL to loans receivable	1.26%	1.29%	1.09%
ALL to loans receivable (excluding PPP loans) (non-GAAP)	1.43%	1.29%	1.09%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (non-GAAP)	1.55%	1.42%	1.23%

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $32,000, or 1%, to $3.55 million at June 30, 2020, from $3.52 million one year ago, and increased $120,000, or 4%, from $3.52 million at March 31, 2020.  Non-accrual loans decreased $335,000, or 10%, to $3.02 million at June 30, 2020 from $3.35 million one year ago and decreased $201,000, or 6%, from $3.22 million at March 31, 2020.

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

Non-Accrual Loans
($ in thousands)

	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$927	5	$941	5	$723	4
Commercial	875	3	947	3	836	2
Land	185	2	193	2	422	4
Total mortgage loans	1,987	10	2,081	10	1,981	10

Consumer loans
Home equity and second
mortgage	586	7	581	6	606	6
Other	10	1	11	1	14	1
Total consumer loans	596	8	592	7	620	7

Commercial business loans	432	6	543	8	749	10
Total loans	$3,015	24	$3,216	25	$3,350	27

OREO and other repossessed assets decreased 15% to $1.47 million at June 30, 2020, from $1.72 million at June 30, 2019, and decreased 10% from $1.62 million at March 31, 2020.  At June 30, 2020, the OREO and other repossessed asset portfolio consisted of eight individual land parcels.  During the quarter ended June 30, 2020, two OREO properties were sold, resulting in a $6,000 loss.

OREO and Other Repossessed Assets
($ in thousands)

	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Commercial	$--	--	$--	--	$186	2
Land	1,466	8	1,623	10	1,533	11
Total	$1,466	8	$1,623	10	$1,719	13

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2020	March 31, 2020	June 30, 2019

Shareholders’ equity	$182,806	$178,008	$166,269
Less goodwill and CDI	(16,858)	(16,959)	(17,275)
Tangible common equity	$165,948	$161,049	$148,994

Total assets	$1,521,642	$1,323,101	$1,247,310
Less goodwill and CDI	(16,858)	(16,959)	(17,275)
Tangible assets	$1,504,784	$1,306,142	$1,230,035

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; natural disasters; pandemics such as COVID-19; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2020 Earnings
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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2020	2020	2019
Interest and dividend income
Loans receivable	$12,871	$12,823	$12,459
Investment securities	345	489	339
Dividends from mutual funds, FHLB stock and other investments	23	35	43
Interest bearing deposits in banks	429	784	1,344
Total interest and dividend income	13,668	14,131	14,185

Interest expense
Deposits	1,159	1,243	1,248
Borrowings	29	8	--
Total interest expense	1,188	1,251	1,248
Net interest income	12,480	12,880	12,937
Provision for loan losses	1,000	2,000	--
Net interest income after provision for loan losses	11,480	10,880	12,937

Non-interest income
Service charges on deposits	858	1,078	1,175
ATM and debit card interchange transaction fees	1,069	1,015	1,090
Gain on sale of loans, net	2,141	736	520
Bank owned life insurance (“BOLI”) net earnings	148	147	188
Servicing income on loans sold	35	62	110
Gain on sale of investment securities, net	--	--	47
Recoveries on investment securities, net	6	3	14
Other	598	639	394
Total non-interest income	4,855	3,680	3,538

Non-interest expense
Salaries and employee benefits	4,570	4,621	4,501
Premises and equipment	1,077	943	998
Loss (gain) on disposition of premises and equipment, net	4	(3)	--
Advertising	150	159	177
OREO and other repossessed assets, net	11	51	145
ATM and debit card processing	405	359	364
Postage and courier	137	145	131
State and local taxes	255	233	237
Professional fees	286	210	267
FDIC insurance expense	143	--	72
Loan administration and foreclosure	191	78	73
Data processing and telecommunications	603	515	987
Deposit operations	245	274	391
Amortization of CDI	101	102	120
Other, net	483	599	504
Total non-interest expense, net	8,661	8,286	8,967

Income before income taxes	7,674	6,274	7,508
Provision for income taxes	1,463	1,225	1,552
Net income	$6,211	$5,049	$5,956

Net income per common share:
Basic	$0.75	$0.61	$0.71
Diluted	0.74	0.60	0.70

Weighted average common shares outstanding:
Basic	8,309,947	8,344,201	8,338,637
Diluted	8,378,983	8,456,659	8,482,360

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2020	2019
Interest and dividend income
Loans receivable	$38,457	$36,457
Investment securities	1,274	915
Dividends from mutual funds, FHLB stock and other investments	95	121
Interest bearing deposits in banks	2,164	3,849
Total interest and dividend income	41,990	41,342

Interest expense
Deposits	3,591	3,332
Borrowings	37	--
Total interest expense	3,628	3,332
Net interest income	38,362	38,010
Provision for loan losses	3,200	--
Net interest income after provision for loan losses	35,162	38,010

Non-interest income
Service charges on deposits	3,136	3,581
ATM and debit card interchange transaction fees	3,178	2,896
Gain on sale of loans, net	3,829	1,194
Bank owned life insurance (“BOLI”) net earnings	442	1,502
Servicing income on loans sold	148	375
Gain on sale of investment securities, net	--	47
Recoveries on investment securities, net	113	34
Other	1,627	1,115
Total non-interest income	12,473	10,744

Non-interest expense
Salaries and employee benefits	13,913	13,974
Premises and equipment	2,914	2,946
Loss (gain) on disposition of premises and equipment, net	(98)	8
Advertising	493	543
OREO and other repossessed assets, net	60	247
ATM and debit card processing	1,203	1,174
Postage and courier	416	379
State and local taxes	705	642
Professional fees	766	687
FDIC insurance expense	116	243
Loan administration and foreclosure	358	244
Data processing and telecommunications	1,702	2,667
Deposit operations	836	1,049
Amortization of CDI	305	339
Other, net	1,630	1,665
Total non-interest expense, net	25,319	26,807

Income before income taxes	22,316	21,947
Provision for income taxes	4,404	4,262
Net income	$17,912	$17,685

Net income per common share:
Basic	$2.15	$2.13
Diluted	2.12	2.09

Weighted average common shares outstanding:
Basic	8,331,908	8,313,913
Diluted	8,437,030	8,468,212

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2020	2020	2019
Assets
Cash and due from financial institutions	$24,691	$22,862	$24,169
Interest-bearing deposits in banks	246,953	145,286	146,666
Total cash and cash equivalents	271,644	168,148	170,835

Certificates of deposit (“CDs”) held for investment, at cost	72,014	82,472	81,184
Investment securities:
Held to maturity, at amortized cost	30,660	36,667	37,645
Available for sale, at fair value	42,891	42,439	2,979
FHLB stock	1,922	1,922	1,437
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	9,837	5,798	3,338

Loans receivable	1,025,653	919,547	883,613
Less: Allowance for loan losses	(12,894)	(11,890)	(9,631)
Net loans receivable	1,012,759	907,657	873,982

Premises and equipment, net	23,119	23,072	23,090
OREO and other repossessed assets, net	1,466	1,623	1,719
BOLI	21,447	21,299	20,866
Accrued interest receivable	4,614	3,595	3,759
Goodwill	15,131	15,131	15,131
CDI	1,727	1,828	2,144
Servicing rights, net	3,073	2,724	2,372
Operating lease right-of-use assets	2,662	2,759	--
Other assets	3,676	2,967	3,829
Total assets	$1,521,642	$1,323,101	$1,247,310

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$427,102	$316,328	$287,552
Deposits: Interest-bearing	891,438	809,320	784,983
Total deposits	1,318,540	1,125,648	1,072,535

Operating lease liabilities	2,695	2,759	--
FHLB borrowings	10,000	10,000	--
Other liabilities and accrued expenses	7,601	6,686	8,506
Total liabilities	1,338,836	1,145,093	1,081,041

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,310,793 shares issued and outstanding – June 30, 2020 8,309,193 shares issued and outstanding – March 31, 2020 8,340,928 shares issued and outstanding – June 30, 2019	42,352	42,258	43,398
Retained earnings	140,478	135,929	122,904
Accumulated other comprehensive loss	(24)	(179)	(33)
Total shareholders’ equity	182,806	178,008	166,269
Total liabilities and shareholders’ equity	$1,521,642	$1,323,101	$1,247,310

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2020	2020	2019
PERFORMANCE RATIOS:
Return on average assets (a)	1.70%	1.56%	1.93%
Return on average equity (a)	13.83%	11.39%	14.56%
Net interest margin (a)	3.63%	4.27%	4.49%
Efficiency ratio	49.96%	50.04%	54.43%

	Nine Months Ended
	June 30, 2020		June 30, 2019
PERFORMANCE RATIOS:
Return on average assets (a)	1.79%		1.94%
Return on average equity (a)	13.53%		14.86%
Net interest margin (a)	4.08%		4.49%
Efficiency ratio	49.81%		54.98%

	June 30,	March 31,	June 30,
	2020	2020	2019
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$3,015	$3,216	$3,350
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	228	238	303
OREO and other repossessed assets	1,466	1,623	1,719
Total non-performing assets (b)	$4,709	$5,077	$5,372

Non-performing assets to total assets (b)	0.31%	0.38%	0.43%
Net charge-offs (recoveries) during quarter	$(4)	$(8)	$110
ALL to non-accrual loans	428%	370%	287%
ALL to loans receivable (c)	1.26%	1.29%	1.09%
ALL to loans receivable (excluding PPP loans) (d) (non-GAAP)	1.43%	1.29%	1.09%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.55%	1.42%	1.23%
Troubled debt restructured loans on accrual status (f)	$2,876	$2,877	$2,916

CAPITAL RATIOS:
Tier 1 leverage capital	11.55%	12.75%	12.32%
Tier 1 risk-based capital	19.39%	18.53%	17.74%
Common equity Tier 1 risk-based capital	19.39%	18.53%	17.74%
Total risk-based capital	20.65%	19.78%	18.91%
Tangible common equity to tangible assets (non-GAAP)	11.03%	12.33%	12.11%

BOOK VALUES:
Book value per common share	$22.00	$21.42	$19.93
Tangible book value per common share (g)	19.97	19.38	17.86
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $122,581, $0 and $0 at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $73,084, $80,619, and $98,579 at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(f)  Does not include troubled debt restructured loans totaling $207, $343 and $292 reported as non-accrual loans at June 30, 2020, March 31, 2020 and June 30, 2019 respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,015,966	5.07%	$922,011	5.56%	$886,460	5.62%
Investment securities and FHLB stock (1)	81,086	1.82	81,925	2.56	47,677	3.21
Interest-earning deposits in banks and CDs	278,158	0.62	203,936	1.54	219,070	2.45
Total interest-earning assets	1,375,210	3.97	1,207,872	4.68	1,153,207	4.92
Other assets	87,905		85,226		82,113
Total assets	$1,463,115		$1,293,098		$1,235,320

Liabilities and Shareholders’ Equity
NOW checking accounts	$332,502	0.26%	$303,403	0.31%	$300,330	0.30%
Money market accounts	156,537	0.47	143,817	0.58	154,238	0.82
Savings accounts	199,054	0.11	178,688	0.12	163,122	0.07
Certificates of deposit accounts	168,368	1.68	169,293	1.78	162,237	1.68
Total interest-bearing deposits	856,461	0.54	795,201	0.63	779,927	0.64
Borrowings	10,000	1.17	2,747	1.17	--	--
Total interest-bearing liabilities	866,461	0.55	797,948	0.63	779,927	0.64

Non-interest-bearing demand deposits	406,396		306,907		288,308
Other liabilities	10,684		10,982		3,405
Shareholders’ equity	179,574		177,261		163,680
Total liabilities and shareholders’ equity	$1,463,115		$1,293,098		$1,235,320

Interest rate spread		3.42%		4.05%		4.28%
Net interest margin (2)		3.63%		4.27%		4.49%
Average interest-earning assets to
average interest-bearing liabilities	158.72%		151.37%		147.86%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2020 Earnings
July 28, 2020

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2020		June 30, 2019
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$949,822	5.40%	$874,943	5.56%
Investment securities and FHLB Stock (1)	76,282	2.39	41,972	3.29
Interest-earning deposits in banks and CD’s	226,129	1.28	212,785	2.41
Total interest-earning assets	1,252,233	4.47	1,129,700	4.88
Other assets	85,405		86,616
Total assets	$1,337,638		$1,216,316

Liabilities and Shareholders’ Equity
NOW checking accounts	$310,717	0.29%	$289,926	0.29%
Money market accounts	144,663	0.54	156,538	0.73
Savings accounts	184,076	0.10	162,136	0.07
Certificate of deposit accounts	168,148	1.75	157,688	1.50
Total interest-bearing deposits	807,604	0.59	766,288	0.58
Borrowings	4,234	1.17	--	--
Total interest-bearing liabilities	811,838	0.60	766,288	0.58

Non-interest-bearing demand deposits	339,460		288,624
Other liabilities	9,823		2,681
Shareholders’ equity	176,517		158,723
Total liabilities and shareholders’ equity	$1,337,638		$1,216,316

Interest rate spread		3.87%		4.30%
Net interest margin (2)		4.08%		4.49%
Average interest-earning assets to
average interest-bearing liabilities	154.25%		147.42%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets